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                                                                   Exhibit 11.01
                              THE HILLHAVEN CORPORATION

                   Statement Re:  Computation of Per Share Earnings
                       (in thousands, except per share amounts)
                                                   Year Ended May 31,
                                               1994      1993      1992
     FOR PRIMARY EARNINGS PER SHARE

     Shares outstanding at beginning
       of period (1) <F1>                     20,979     20,883     20,787
     Shares issued upon exercise of
       stock options                              49         27         24
     Restricted share awards, net                 (4)        29        ---
     Shares issued upon conversion
       of debentures                              29        ---        ---
     Dilutive effect of outstanding
       stock options and contingent
       shares                                    209        191        ---
     Dilutive effect of warrants
       held by NME                             3,428      2,002        ---
     Weighted average number of shares
       and share equivalents
       outstanding (2) <F2>                   24,690     23,132     20,811

     Income (loss) before extraordinary
       charge and cumulative effect
       of accounting change                 $ 58,525   $ 40,747   $(78,792)

     Adjustments related to proceeds
       from exercise of options and
       warrants under the "modified
       treasury stock" method                    ---        591        ---

     Preferred stock dividends                (7,654)    (2,888)    (1,444)

     Adjusted income (loss)                   50,871     38,450    (80,236)

     Extraordinary charge, net of
       income taxes                           (1,062)      (565)       ---
     Cumulative effect of change in
       accounting for income taxes               ---     (1,103)       ---

     Net income (loss) as adjusted          $ 49,809   $ 36,782   $(80,236)

     Primary earnings per share:
       Income (loss) before extraordinary
         charge and cumulative effect
         of accounting change               $   2.06   $   1.66   $  (3.86)
       Extraordinary charge                     (.04)      (.02)       ---
       Cumulative effect of change in
         accounting for income taxes             ---       (.05)       ---

       Income (loss) per share              $   2.02   $   1.59   $  (3.86)

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
                              THE HILLHAVEN CORPORATION

                   Statement Re:  Computation of Per Share Earnings
                       (in thousands, except per share amounts)

                                                   Year Ended May 31,
                                               1994      1993      1992
     FOR FULLY DILUTED EARNINGS PER SHARE

     Weighted average number of shares
       used in primary calculation            24,690     23,132     20,811
     Additional dilutive effect of
       stock options and warrants
       (3) <F3> (4) <F4>                         116         38      2,112
     Assumed conversion of convertible
       debentures                              8,258      6,470         32
     Fully diluted weighted average
       number of shares (2) <F2>              33,064     29,640     22,955

     Income (loss) before extraordinary
       charge and cumulative effect
       of accounting change, adjusted
       per primary calculation              $ 50,871   $ 38,450   $(80,236)

     Adjustments for interest expense
       and related income taxes                6,816      7,056      1,132

     Adjusted income (loss) used in
       fully diluted calculation              57,687     45,506    (79,104)
     Extraordinary charge, net of
       income taxes                           (1,062)      (565)       ---
     Cumulative effect of change in
       accounting for income taxes               ---     (1,103)       ---
     Adjusted income used in fully
       diluted calculation                  $ 56,625   $ 43,838   $(79,104)

     Fully diluted earnings per share:
       Income (loss) before extraordinary
         charge and cumulative effect of
         accounting change                  $   1.74   $   1.54   $  (3.45)
       Extraordinary charge                     (.03)      (.02)       ---
       Cumulative effect of change in
         accounting for income taxes             ---       (.04)       ---

     Income (loss) per share (5) <F5>       $   1.71   $   1.48   $  (3.45)










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          [FN]

          (1)<F1> Share amounts have been adjusted for the effect of a one-for-five reverse stock split effective November 1, 1993.

          (2)<F2> All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

          (3)<F3> This calculation is submitted for 1992 in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion
                  No. 15 because it results in dilution of less than 3%.

          (4)<F4> This calculation is submitted for 1992 in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

          (5)<F5> This calculation is submitted for 1992 and 1993 in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 37 of APB Opinion No. 15.




































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